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2003 TekVoice Revised 04.01.03
Master Telecommunications
Services Agreement
Contract #
___________
Major Account Exec.
__________________
General Term and Conditions attached Yes No
This Master Telecommunications Services Agreement (the "MTSA") is effective this 1st day of June, 2003 (the "Effective Date"), by and between IP Voice Communications, Inc. ("Company"), a
Nevada Corporation, with offices at 14860 Montfort Drive, Dallas, Texas 75254, and MOS, Inc, ("Customer") a Florida Corporation with offices at 2589 North State Rd. 7, Ft. Lauderdale, FL
33313
WHEREAS, Company provides a broad range of communications services, to select companies to re-market as a branded service to their current customers and/or potential customers.
Company is willing to provide the Services to Customer pursuant to the rates, terms and conditions set forth in this MTSA, any Attachments, exhibits hereto or terms of order forms.
WHEREAS, Customer will purchase services from Company, on a per package basis as defined by attachments to the Master Telecommunications Services Agreement (MTSA) and Customer
has engaged Company to provide these services in all current markets and future market expansion, based on the success of services roll-out.
WHEREAS, Customer intends to sell Bundled Voice services, provided by Company to their Customers ("Clients") on a retail basis, and Company will provide billing, Network Operations Software and support, and Trouble ticketing capabilities.
WHEREAS, Company will generate sales on behalf of Customer, under a mutually acceptable and separate letter agreement, by and between the both parties. Customer will have no obligation to accept such sales and will have the explicit right to reject, any business that's outside the Customers current scope of operation. NOW THEREFORE, the parties agree as follows:
CUSTOMER INFORMATION
Company Name (Exact legal name)
Medical Office Software, Inc.
Type of Entity (Individual, corporation, partnership, limited liability co., etc.)
Corporation
Street Address
2589 North State Rd. 7
City
Ft. Lauderdale
State
FL
Zip Code
33313
Company's Main Tel. No.
954-315-9100
Fax No.
954-315-9200
Customer Contact Name (finance)
Robert Tapales
Tel. No.
954-315-9100
Additional Info. Attached
Yes NO
Additional Contact Person
Tim Reed
Tel. No.
954-315-9100
Federal ID No.
59-2450103
State ID No.
Tax-Exempt?
Yes No
(If yes, please attach a copy of exemption
certificate.)
Current Customer
Yes No
SERVICES
Customer hereby agrees to purchase from Company and Company agrees to provide to Customer, the following services (the "Services") as set forth in the Attachments hereto, (please check the appropriate boxes below). (Additional Services can be subsequently ordered by submitting additional Attachments referencing the original Contract Number on this MTSA).
COMPANY Branded TekFusion Services Platform, Attachment A
COMPANY Dedicated Transport/Special Access Service, Attachment B COMPANY Dedicated Internet Access/Backbone Transport Service, Attachment C
COMPANY Hardware solutions, Attachment D
Backbone Transport Service, Attachment E
Branded Corporate Calling Card service, Attachment F
COMPANY Enhanced Messaging Services, Attachment G
COMPANY Provisioning/Professional services, Attachment F
TERM
The Term of this MTSA shall commence on the Effective Date and continue for Three (3) years. On Client contracts or subsequent agreements, Company's term shall run concurrently with each successive agreement or contract between Customer and Client, on Services purchased from Company.
CUSTOMER ACKNOWLEDGEMENTS
Customer acknowledges that Company will be providing Customer Premise Equipment (CPE) to Clients of Customer. At no time shall title to such equipment transfer either by default or term to Customer. Customer also acknowledges that in the event of Default by Customer or Client, Company shall have full access to any related CPE, on a 30 day written notice from Company.
Company may conduct a review of Customer's credit rating, and that Company may require a security deposit. The amount of the deposit will be based upon the anticipated monthly billing for the Services the Customer is ordering. The unused deposit, if any, will be refunded once this Agreement is terminated. In the event a deposit is required, Customer will be notified and will be required to execute a separate security deposit agreement.
The Services provided hereunder are subject to the rates, terms and conditions set forth (1) this MTSA, including the General terms and conditions set forth on page 2 hereof, and (2) the Attachments hereto or all future order forms. Acceptance of this Agreement is contingent upon acceptance by a representative of Company duly authorized to execute this Agreement.
AGREED AND ACCEPTED:
IP VOICE COMMUNICATIONS CUSTOMER
By: By:
Printed Name Printed Name Robert Tapales
Title Title COO
This agreement must be executed on behalf of COMPANY by the C.E.O or President Company Name Medical Office Software, Inc.
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? 2003 TekVoice Revised 04.01.03
A. General Terms and Conditions Applying To All Company Services:
1. Customer's Obligations. Customer shall be required to provide access to adequate electrical power, a suitable cable access route, environment, and space for Company's CPE on Client location, and to pay for any damages caused to Company's equipment by Client's negligence or willful acts or any similar cause; Customer shall make Company's equipment located on Client's premises available for maintenance in a timely manner;
and shall pay Company charges for time and material resulting from problems which were caused by Client or Client's equipment. Any Company CPE shall remain the property of Company and shall not become part of the real estate and at no time will title transfer to Customer or
Client.
Equipment and Installation. Neither party shall adjust, align, attempt to repair, relocate or remove the other party's equipment, except as expressly authorized in writing by the other party.
2. Payment and Cancellation. Payment for all charges and governmental taxes and assessments on the Service is due upon installation of Client services, Subsequent invoices will be due within thirty (30) days of date of invoice. In the event Customer fails to pay Company invoice in full on or before thirty (30) days after the due date, Customer shall also pay a late fee in the amount of the lesser of 1.5% of the unpaid balance per month or the maximum lawful rate. Company shall also have the right, after giving Customer ten (10) days written notice, to cancel or suspend all Services until Customer has paid any arrearages, including any late fees as specified herein. Written requests for billing adjustments together with all supporting documentation must be received by Company within forty-five (45) days from the date of the invoice or the right to billing adjustment shall be waived. In the event of a billing dispute, Customer shall timely pay the undisputed amounts, including payments on defaulted Client accounts.
3. Fee Schedules. Company shall charge Customer as defined by the Customers retail Tekfusion pricing. These fees include, Access to Local, Long Distance, Amortized equipment cost, and CPE, Operational overhead and per line license fees for Billing services and software, Network Operations services, Trouble ticketing and branding of all related software needed to provide Branded services from Company. Fee Schedules for
TekFusion will be outlined on Services Attachment A. Other Company products and services will be outlined in their corresponding Services Attachment.
4. Service Requests. Customer may cancel a service request if it provides written notice at least fifteen (15) days prior to the originally scheduled service installation date. All costs and expenses incurred by Company in connection with the cancellation of a service installation date shall be charged to Customer and shall be due and payable according to the terms hereof. If Customer cancels an order less than fifteen (15) days prior to the originally scheduled service installation date, Customer shall pay a cancellation fee of one and one-half (1.5) times the monthly recurring charges in addition to the costs and expenses incurred by COMPANY.
5. Force Majeure. Notwithstanding anything herein to the contrary, Company shall not be liable to Customer or any other party for any failure of performance if such failure is due to any cause or causes beyond the reasonable control of Company including, but not limited to, fire, explosion, vandalism, cable cut, storm or other similar occurrences, any governmental action or any national emergencies, insurrections, riots, wars, strikes or other labor difficulties, supplier failures, or shortages.
6. Limitation of Liability of COMPANY; Warranties. THE ENTIRE LIABILITY OF COMPANY OF WHATEVER NATURE ARISING OUT OF THE PROVISION OF ANY SERVICE HEREUNDER SHALL NOT EXCEED AN
AMOUNT EQUAL TO THE PROPORTIONATE FIXED MONTHLY CHARGES TO CUSTOMER FOR THE PERIOD OF SERVICE DURING WHICH ANY MISTAKE, OMISSION, INTERRUPTION, DELAY, ERROR, OR
DEFECT IN THE SERVICE OR EQUIPMENT, OR ANY OTHER EVENT OR ACTION GIVING RISE TO A CLAIM OCCURS. IN NO EVENT SHALL COMPANY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE,
CONSEQUENTIAL, OR INCIDENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, THE LOSS OF PROFITS, REVENUES OR DATA OR INACCURATE DATA, EVEN IF ADVISED OF THE FORESEEABILITY OF
SUCH DAMAGES. COMPANY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO SERVICE OR EQUIPMENT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
7. Confidentiality. All knowledge and information acquired during the term hereof concerning either party's business affairs and operations shall be deemed confidential. The parties, their officers, directors, partners, employees, affiliates, agents and representatives will keep such information confidential and disclose such information to only those third parties as may be required to fulfill its obligations hereunder. Each party shall be fully liable for any breach of confidentiality by itself, its agents and representatives.
8. Additional Provisions. (A) Failure to give notice of default or to enforce compliance with any condition of the MTSA, the waiver of any condition or the granting of an extension of time for performance shall not constitute the permanent waiver of any term or condition of this MTSA; (B) Company shall be entitled to attorneys fees and related expenses in the event suit is brought or an attorney is retained to enforce the terms of this MTSA or to collect any moneys due hereunder or to collect money damages for breach hereof; (C) the Service provided by Company is subject to the condition that it will not be used for any unlawful purpose; (D) any modification to this MTSA must be in a writing signed by both parties and Customer acknowledges that no representation, promise, inducement or statement of intention has been made by Company which is not included herein; (E) this
MTSA shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, provided, however, that Customer shall not assign or transfer its rights or obligations under this MTSA without the prior written consent of Company; (F) if any part of this MTSA, including all Attachments/Exhibits signed in connection with this MTSA, shall be held unenforceable, the remainder of this MTSA shall remain in full force and effect; (G) descriptive headings in this MTSA are for convenience only and shall not affect the construction of the MTSA; (H) Customer grants Company the right to perform all of its obligations under this
Agreement. Upon expiration or termination of this Agreement, Company has the right to enter Customer's or Clients premises in order to remove all Company equipment.
9. Notice. Notices to the parties under this MTSA shall be effective if in writing and delivered in person or by United States First Class Mail, postage prepaid, to the person who signed this MTSA at the address appearing on the MTSA or such other address as a party provides to the other party by proper notice hereunder. The effective date of any notice under this MTSA shall be two days after the date of mailing.
10. Taxes and Additional Charges. Any applicable federal, state or local use, excise, sales or privilege taxes, duties or similar liabilities, or any presubscribed interexchange carrier charges, if any, charged to or against
Company or Customer because of the Services furnished by Company, shall be paid by the Customer in addition to the regular charges under this MTSA.
11. Subject to Laws. The Company Services are subject to all applicable federal, state and local laws, and regulations, rulings and orders of governmental agencies, and the obtaining and continuance of any required approval or authorization of the FCC or any governmental body either directly or indirectly through underlying providers. Either party may terminate its obligations without liability with regard to the Company Service if ordered to do so by a court or other governmental agency. If any such order or ruling would materially and adversely impact Company in carrying out its obligations under this MTSA, Company shall have the right to terminate this agreement without liability for such termination. In the event of a ruling or enactment by a government authority which adversely affects the cost of providing service, Company reserves the right upon Ninety
(90) days notice to Customer, to discontinue the effected service or increase Company's pricing, in the event of such a price increase, Customer may cancel the effected service without penalty.
12. Fraud Language. Company is not liable for any damages, including without limitation usage and toll charges, Customer may incur as a result of the unauthorized use of Customer's telephone facilities. This unauthorized use includes, but is not limited to, the placement of calls from Customer's premises and the placement of calls through Customer provided equipment. In no event will Company be liable for protection of Customer's transmission facilities or equipment from unauthorized access, or for any unauthorized access to or alteration, theft or destruction of Customer's data files, programs, procedure or information through fraudulent means or devices. Customer shall remain responsible for any long distance charges or other charges irrespective of any actual or alleged unauthorized or fraudulent use. Company shall use reasonable efforts to obtain a credit from its long distance carrier for all fraudulent or unauthorized long distance usage. COMPANY shall have the right, but not the obligation, to immediately deactivate Customer's long distance service or other services, in the event Company reasonably believes such service is the subject of suspected theft or fraud.
13. Service and Deposit. Company shall provide the services at the rates and upon the terms specified herein and in the attachments for services. Customer may be required to pay a deposit prior to the initiation of service.
Company reserves the right to review Customer's monthly bills and payment history and if deemed necessary, may increase the deposit.
14. Default. Upon default by Customer, Company may suspend Service to Customer until Customer remedies the default, or it may terminate this Agreement and the service being provided hereunder. Customer is in default of this Agreement if it
a. Is more than fifteen (15) days past due in paying any Company invoice pursuant to its terms, excluding those amounts which Customer has notified Company as reasonably being in dispute
b. Fails to cure any non-monetary breach of any terms of the agreement within thirty (30) days of receiving written notice of the default from Company; or
c. Files or initiates proceeding or has proceedings filed or initiated against it, seeking liquidation, reorganization or other relief (such as the appointment of a trustee, receiver, liquidator, custodian or other such official) under any bankruptcy, insolvency or other similar law.
15. Discontinuance of Service. In all cases where Customer desires to terminate service, including without limitation contracts on a month-to-month basis, Customer shall give Company sixty day (60) notice that Customer is terminating services by certified mail, return receipt requested to the following address: Centric Solutions Corporation, 14860 Montfort Dr. Suite 210 Dallas Texas. Customer shall be responsible for payment to Company for the Services to be terminated through the month in which Company receives such certified letter. Additional termination charges, up to and including remaining contract obligations may also apply where Customer is not on a month-to-month term.